Exhibit 10.6

PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT is dated as of June 27, 2017 by and between iStar Inc., having an address at 1114 Avenue of the Americas, 39th Floor, New York, NY  10036 (“Optionor”) and Safety Income and Growth Operating Partnership LP, a Delaware limited partnership, having an address at c/o SFTY Manager LLC, 1114 Avenue of the Americas, 39th Floor, New York, NY  10036 (“Optionee”).

WHEREAS, Optionor is the direct or indirect owner of iStar Sunnyvale Partnership, L.P., a Delaware limited liability company (“Sunnyvale SPE”);

WHEREAS, Sunnyvale SPE and Graymark Capital, Inc., a California corporation (“Graymark”) have executed a Letter of Intent dated as of February 13, 2017 (“LOI”), relative to the acquisition by Graymark of certain improvements on and a ground lease interest as a tenant (“Premises”) in certain real property located at 1050, 1060, 1070/1080, and 1090 East Arques, Sunnyvale, CA (“Property”); and

WHEREAS, Optionor desires to grant Optionee an irrevocable option to purchase Optionor’s ownership interest in Sunnyvale SPE upon the terms set forth herein.

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionor and Optionee agree:

1.                                 Optionor hereby grants to Optionee an irrevocable option (the “Option”) to purchase Optionor’s direct and indirect ownership interest in Sunnyvale SPE (“Interest”) following the acquisition of the Premises by Graymark. The Option shall be exercisable in the manner and upon the terms and provisions set forth in this Agreement.

2.                                 The Option may be exercised by Optionee on or before the twelfth (12th) month anniversary of acquisition of the Premises, by written notice delivered to Optionor at the address set forth above (the “Option Notice”).

3.                                 If Optionee exercises the Option, Optionor shall convey the Interest to Optionee or its designee (the “Transferee”), free of liens, claims, or encumbrances, within [twenty (20) days] from and after Optionor’s receipt of the Option Notice.  At the time that Optionor shall convey the Interest to Transferee (“Closing”), the Premises shall be free from all mortgages and other liens and otherwise in marketable condition, subject only to those other liens, if any, in existence on the date hereof.

4.                                 At Closing, Transferee shall pay to Optionee the sum of Thirty-five Million and no/100 Dollars for the Interest (“Purchase Price”) in cash; provided, however, that by mutual agreement of the parties, the Optionor may pay the Purchase Price in whole or in part with shares of common stock, $.01 par value per share, of Safety, Income and Growth, Inc. (“REIT Shares”) or units of limited partnership of Optionor (“OP Units”).  For purposes of the foregoing, each REIT Share or OP Unit delivered in satisfaction of the Purchase Price shall be valued at its average “Market Price,” as such term is defined in Optionor’s First Amended and Restated Agreement of Limited Partnership, dated as of the date hereof, for the 10 trading days immediately preceding, but excluding, the date of the Option Notice.  Transferee shall pay all reasonable legal costs, recording costs and any transfer taxes resulting from the transfer of the Interest.

5.                                 Optionor agrees that until the time to exercise the Option has expired without Optionee’s exercise of the Option, Optionor, without Optionee’s prior written consent, i) shall not transfer, sell, pledge, or encumber its interest in the Interest; and ii) shall not and shall direct Sunnyvale SPE to not, except in connection with the sale of the Premises to Graymark, sell or transfer any rights in or to the Property, subject the Premises to any lien, easement or restriction, adversely affect or limit any rights benefiting the Property, or otherwise take any action which would adversely affect the value, use or development of the Property.

6.                                 Optionor and Optionee may assign this Agreement to any wholly-owned subsidiary without consent of the other party and in such event all other terms of this Agreement shall remain in full force and effect.  Any assignee must irrevocably consent and agree to be bound by all terms of this Agreement.

7.                                 Any change or modification to this Agreement, in order to become effective, must be in writing and signed by Optionor and Optionee.

8.                                 This Agreement embodies the entire agreement between the parties and supersedes all prior agreements regarding the sale of the Interest.

9.                                 This Agreement shall be governed by and interpreted in accordance with the laws of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OPTIONOR:

iStar Inc., a Maryland corporation

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Its:	Chief Operating Officer & Chief Financial Officer

OPTIONEE:

Safety Income and Growth Operating Partnership LP, a Delaware limited partnership

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Its:	Chief Operating Officer & Chief Financial Officer